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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097


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12

Hill International Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
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Registrant)

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Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201) 556-0097 // pgoldstein@bulldoginvestors.com

			               May 26, 2015

Dear Fellow Shareholder of Hill International:

A 6-1/2 YEAR DOWNHILL SLIDE FOR HILL STOCKHOLDERS

Bulldog Investors is one of Hill International's largest stockholders. In August 2008, Hill's shares peaked at $19.71 per share. Since then, Hill stock price has been on a long downhill slide. Throughout the entire month of April, 2015, Hill's stock was below $4 per share.

MISALIGNMENT OF INTERESTS

According to the Board: "[A]lignment of the compensation of our executive officers with the interests of our stockholders...is one of the core principles of our Company's compensation philosophy." That seems to be just empty words. While shareholders suffered a lot of pain over those 6-1/2 years, Hill's managers did quite well for themselves. In 2007, the total compensation for Irvin and David Richter, the father and son team that runs Hill, was about $2 million. By 2014, their combined compensation had increased to $6.4 million. Meanwhile, the total compensation for each non-employee director jumped from $60,000 toa minimum of $170,000.

INVESTORS CHEER A PROMISING TAKEOVER OFFER

On May 1, 2015, Hill's shares closed at $3.91 per share. The next morning, DC Capital Partners, a private investment firm, announced an offer to purchase Hill for at least $5.50 per share, a premium of 40.7%. Investors greeted the news enthusiastically, bidding the stock to a high of $5.32 that day. Finally, a catalyst had appeared to shake up management!

MANAGEMENT'S SELF-SERVING KNEEJERK RESPONSE

Management took a different view. It circled the wagons, immediately rejecting the offer, and adopting an anti-stockholder poison pill without even attempting to negotiate with DC Capital for a higher price or to pursue offers from other potential acquirers. David Richter was particularly heated in declaring DC Capital's offer "extremely inadequate" and an attempt "to hijack [Hill] from our existing public stockholders and put it into their private pockets." The "official" announcement from Hill said: "After thoroughly considering [DC Capital's] proposal, the Board determined that the proposal substantially undervalues Hill's common stock given the company's current strategic plans and prospects for continued growth and stockholder value creation, among other considerations, and therefore that acceptance of the proposal is not in the best interests of the company or its stockholders." If the Board was actually able to "thoroughly" review the DC Capital proposal in just one day, they must have pulled an "all-nighter." Call us cynical but we suspect that management's lucrative compensation might well be at the top of the list of its "other considerations."

WHAT NEEDS TO BE DONE NOW

It is apparent that the Board and the Richters are conflicted. Fortunately, stockholders have an opportunity to send a message at the annual meeting that we are fed up with management's empty promises of pie in the sky.
The first thing to do is elect directors whose only interest is in maximizing shareholder value. Next, (1) the Board should engage an investment banker to explore all avenues to maximize stockholder value, and (2) the poison pill should be rescinded in the event a cash tender offer is made for all shares. Lastly, stockholders should vote against management's proposal to pay themselves millions of dollars per year for poor performance.

THE CHOICE IS CLEAR

Enough is enough! If you are tired of excuses from Hill management, it is critical that you vote the enclosed green proxy. If you have already voted management's proxy (even if you voted against the board's nominees), you must vote our green proxy in order to elect our nominees and adopt the two aforementioned proposals to maximize shareholder value that we intend to present at the annual meeting.

You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today. If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

						Very truly yours,

						/S/ Phillip Goldstein

						Phillip Goldstein
						Principal